NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q4 2024

DALLAS (March 20, 2025) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended December 31, 2024. For the three months ended December 31, 2024, we reported net income attributable to common shares of $0.1 million or $0.01 per diluted share, compared to a net loss of $2.6 million or $0.30 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 81% at December 31, 2024, which includes 94% at our multifamily properties and 53% at our commercial properties.
•On October 18, 2024, we completed a 45,000 square foot lease at Stanford Center. This is the first new lease at the property following our major renovation of the property. The new lease provides a 14% increase in occupancy to the property and a 20% increase in rent per square foot over recent expired leases at the property. The lease is expected to commence in April 2025.
•On October 21, 2024, we obtained a $27.5 million construction loan to finance the development of a 234 unit multifamily property in Dallas, Texas ("Mountain Creek") that is expected to be completed in 2026 for a total cost of approximately $49.8 million. The construction loan on Mountain Creek bears interest at SOFR plus 3.45% and matures on October 20, 2026.
•On December 13, 2024, we sold 30 single family lots from our holdings in Windmill Farms for $1.4 million, resulting in a gain on sale of $1.1 million.

Financial Results

Rental revenues decreased $1.6 million from $12.8 million for the three months ended December 31, 2023 to $11.2 million for the three months ended December 31, 2024. The decrease in rental revenue is primarily due to a decrease in occupancy at our commercial properties.

Net operating loss decreased $0.4 million from $2.1 million for the three months ended December 31, 2023 to $1.7 million for the three months ended December 31, 2024. Our decrease in net operating loss was due to a $2.1 million decrease in operating expenses offset in part by a $1.7 million decrease in revenues. The decrease in operating expenses is primarily due to a decrease in depreciation for the three months ended December 31, 2024.

Net income (loss) attributable to the Company increased $2.7 million from a net loss of $2.6 million for the three months ended December 31, 2023 to net income $0.1 million for the three months ended December 31, 2024. The increase in net income is primarily attributed to a decrease in loss on sale or write down of assets and an increase in interest income offset in part by an increase in the provision for income tax.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues:
Rental revenues	$11,222	$12,787	$44,763	$47,023
Other income	569	666	2,307	2,882
Total revenue	11,791	13,453	47,070	49,905
Expenses:
Property operating expenses	6,816	7,316	27,063	27,896
Depreciation and amortization	2,847	4,031	12,276	13,646
General and administrative	1,549	1,363	5,447	9,199
Advisory fee to related party	2,269	2,874	8,058	9,156
Total operating expenses	13,481	15,584	52,844	59,897
Net operating loss	(1,690)	(2,131)	(5,774)	(9,992)
Interest income	4,642	3,022	21,886	30,020
Interest expense	(1,836)	(1,876)	(7,642)	(9,291)
Gain on foreign currency transactions	—	—	—	993
Loss on early extinguishment of debt	—	—	—	(1,710)
Equity in (loss) income from unconsolidated joint venture	(119)	262	708	1,060
Loss on sale or write down of assets, net	(589)	(2,079)	(589)	(1,891)
Income tax provision	(112)	699	(1,930)	(1,939)
Net income (loss)	296	(2,103)	6,659	7,250
Net income attributable to noncontrolling interest	(188)	(458)	(797)	(1,313)
Net income (loss) attributable to the Company	$108	$(2,561)	$5,862	$5,937
Earnings per share
Basic and diluted	$0.01	$(0.30)	$0.68	$0.69
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316